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                                                                    EXHIBIT 10.1


                                 LOAN AGREEMENT



         THIS LOAN AGREEMENT ("Loan Agreement") is made this 16th day of June, 2005, by and among PINNACLE AIRLINES, INC., a Georgia corporation whose address is 1689 Nonconnah Boulevard, Suite 111, Memphis, Tennessee 38132 (the "Borrower"), PINNACLE AIRLINES CORP., a Delaware corporation whose address is 1689 Nonconnah Boulevard, Suite 111, Memphis, Tennessee 38132 (the "Guarantor"), and FIRST TENNESSEE BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the statutes of the United States of America, with offices at 165 Madison Avenue, Memphis, Tennessee 38103 (hereinafter referred to as the "Bank").

                                Recitals of Fact

         Borrower has requested that the Bank commit to make loans and advances to it on a revolving credit basis in an amount not to exceed at any one time outstanding the principal sum of SEVENTEEN MILLION Dollars ($17,000,000.00). Borrower has also requested that the Bank create a letter of credit sub-facility providing for the issuance of letters of credit from time to time in a maximum aggregate amount of Two Million Dollars ($2,000,000.00) at any one time outstanding; provided, however, that the amount of indebtedness outstanding under the revolving credit loan described herein and the aggregate amount of indebtedness outstanding under letters of credit outstanding at any one time shall never exceed Seventeen Million Dollars ($17,000,000.00). The loans provided herein are to be used for short-term working capital purposes and for pursuit and acquisition of Airline Services Agreements ("ASAs"). The Bank has agreed to make such loans and advances on the terms and conditions herein set forth.

         NOW, THEREFORE, incorporating the Recitals of Fact set forth above and in consideration of the mutual agreements herein contained, the parties agree as follows:

                                   AGREEMENTS

SECTION 1: DEFINITIONS AND ACCOUNTING TERMS

         1.1 CERTAIN DEFINED TERMS. For the purposes of this Loan Agreement, the following terms shall have the following meanings (such meanings to be applicable equally to both the singular and plural forms of such terms) unless the context otherwise requires:

         "Acceptable Accounts" shall mean Accounts Receivable on which the Bank has a negative pledge; (b) which arise from goods theretofore sold and delivered or services theretofore rendered to the Account Debtor; (c) with respect to which no setoffs, counterclaims or defenses are claimed by the Account Debtor; and (d) which do not remain unpaid more than ninety (90) days after the date of the related invoice.

         "Acceptable Inventory" shall mean Borrower's Inventory (a) in which the Bank holds a valid, perfected first security interest; and (b) which, in the reasonable judgment of the Bank at the time a Revolving Credit Loan advance is requested based upon such Inventory and at all times thereafter while a Loan advance remains outstanding based upon such Inventory, is in good, undamaged condition and is not obsolete or otherwise unmarketable in the ordinary course of business as a result of age, type, category, quality and/or quantity.

         "Account Debtor" shall mean any Person which is now or hereafter obligated or indebted to Borrower on any Account Receivable.

         "Accounts Receivable" shall mean all amounts owed to the Borrower on account of sales, leases or rentals of goods or services rendered in the ordinary course of the Borrower's trade or business, net of (i) any reserve for bad debt, (ii) unearned interest, discounts or finance charges, and (iii) deposits and advance payments made by Account Debtors (including, but not limited to, items listed on Borrower's financial statement as Deferred Sales).

         "Base Rate" means the base commercial rate of interest established from time to time by the Bank. The Base Rate is one of several interest rate indices employed by the Bank. The Borrower acknowledges that the Bank has made, and may hereafter make, loans bearing interest at rates which are lower and higher than the Base Rate.

         "Borrowing Base" is the limitation on the aggregate Revolving Credit Loan indebtedness which may be outstanding at any time during the term of this Agreement. The Borrowing Base is the sum of (a) cash and marketable securities, plus (b) eighty percent (80%) of Acceptable Accounts, plus (c) forty percent (40%) of the market value appraisal of Acceptable Inventory, minus (d) accounts payable and accrued expenses.

         "Business day" means a banking business day of the Bank.

         "Capital expenditure" means any expenditure for the acquisition of any asset, tangible or intangible, which under generally accepted accounting principles is deemed a capital asset, including, without limitation, real estate, buildings, fixtures, machinery and equipment, and furniture, including the acquisition by a lease which under generally accepted accounting principles must be treated as a capital asset.

         "Closing Date" means the date set out in the first paragraph of this Loan Agreement.

         "Committed Amount" means the amount of the Bank's commitment to lend as provided in Section 2.1 hereof.

         "Equipment" means furniture, furnishings, fixtures, machinery, tools and equipment of every kind and nature, movable or immovable, wherever located, and all parts thereof and replacements, additions, accessions and substitutions thereto, but excluding aircraft.

         "Environmental Laws" means all local, state or federal laws, rules or regulations pertaining to environmental regulation, contamination or cleanup, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 or any state lien or superlien or environmental cleanup statutes.

         "Event of Default" has the meaning assigned to that phrase in Section
8.

         "Guarantor" shall mean Pinnacle Airlines Corp., a Delaware corporation.



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         "Guaranty Agreement" shall mean the guaranty agreement executed by the
Guarantor, of even date herewith, guaranteeing the payment of indebtednesses of Borrower not to exceed SEVENTEEN MILLION DOLLARS ($17,000,000.00).

         "Hazardous Substances" shall mean and include all hazardous and toxic substances, wastes or materials, any pollutants or contaminants (including, without limitation, asbestos and raw materials which include hazardous constituents), or any other similar substances or materials which are included under or regulated by any Environmental Laws.

         "Inventory" shall have the meaning ascribed to it in the Security Agreement (hereinafter defined).

         "Letter of Credit" shall mean any standby letter or letters of credit as described and issued pursuant to the provisions of Section 2 of this Loan Agreement, as same may be modified, renewed, or extended.

         "Lien" means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest or lien arising from a deed of trust, mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, and including but not limited to reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property. For the purposes of this Agreement, the Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, lease, financing lease or other arrangement pursuant to which title to the Property has been retained by or is vested in some other Person.

         "Loan Agreement" means this Loan Agreement between the Borrower and the Bank.

         "Maximum Rate" means the lesser of: (a) the Base Rate plus four percent (4%) per annum; or (b) the maximum variable contract rate of interest which the Bank may lawfully charge under applicable statutes and laws from time to time in effect.

         "Note" means the Revolving Credit Note executed by the Borrower to the Bank, of even date herewith, as such note may be modified, renewed or extended from time to time; and any other note or notes executed at any time to evidence the indebtedness under this Loan Agreement, in whole or in part, and any renewals, modifications and extensions thereof, in whole or in part. The term "Note" as used herein shall also collectively include any Letter of Credit issued by the Bank pursuant to Section 2.6 hereof, as such Letters of Credit may be modified, renewed or extended from time to time, and any additional note issued pursuant to the provisions of Section 2.4 hereof, related to certain borrowings used to acquire additional ASAs.

         "Permitted Encumbrances" shall mean and include:

         (a) liens for taxes, assessments or similar governmental charges not in default or being contested in good faith by appropriate proceedings;

         (b) workmen's, vendors', mechanics' and materialmen's liens and other liens imposed by law incurred in the ordinary course of business, and easements and encumbrances which are not substantial in character or amount and do not materially detract from the value or interfere with the intended use of the properties subject thereto and affected thereby;

         (c) liens in respect of pledges or deposits under social security laws, workmen's compensation laws, unemployment insurance or similar legislation and in respect of pledges or deposits to secure bids, tenders, contracts (other than contracts for the payment of money), leases or statutory obligations;

         (d) any liens and security interests specifically listed and described in EXHIBIT "A" hereto attached; and

         (e) such other liens and encumbrances to which Bank shall consent in writing.

         "Person" means an individual, partnership, corporation, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof.

         "Property" means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

         "Revolving Credit Advances" means advances of principal on the Revolving Credit Loan by the Bank under the terms of this Loan Agreement to the Borrower during the term of the Revolving Credit Loan pursuant to Section 3.1.

         "Revolving Credit Loan" means the Borrower's revolving credit indebtedness to the Bank pursuant to Section 2 of this Loan Agreement.

         "Revolving Credit Note" means the Note as described in Section 2.3 hereof.

         "Security Agreement" means the Security Agreement pursuant to which Borrower has pledged accounts receivable and inventory and certain machinery and equipment to the Bank, referred to in Section 4.1(c) hereof.

         "Termination Date of Revolving Credit Loan" shall mean the earlier of
(a) June 16, 2006, or in the event that the Bank and Borrower shall hereafter mutually agree in writing that the Revolving Credit Loan and the Bank's commitment hereunder shall be extended to another date, and the Note shall be modified or amended to reflect such extension, such other date mutually agreed upon between Bank and Borrower to which the Bank's commitment shall have been extended, or (b) the date as of which Borrower shall have terminated the Bank's commitment under the provisions of Section 2.5 hereof.

         "Working Capital" means the amount by which Borrower's current assets exceed Borrower's current liabilities, all as determined in accordance with generally accepted accounting principles, applied on a consistent basis.

         1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in



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the preparation of the financial statements required to be delivered from time to time pursuant to Section 6.5 hereof.

SECTION 2: COMMITMENT, FUNDING AND TERMS OF REVOLVING CREDIT LOAN; LETTERS OF
           CREDIT

         2.1 THE COMMITMENT. Subject to the terms and conditions herein set out, Bank agrees and commits to make loan advances to the Borrower from time to time, from the Closing Date until the Termination Date of Revolving Credit Loan, in an aggregate principal amount not to exceed, at any one time outstanding, the lesser of (a) Seventeen Million and 00/100 Dollars ($17,000,000.00) or (b) the Borrower's Borrowing Base, as defined in Section 1.

         2.2 FUNDING THE REVOLVING CREDIT LOAN. Each loan advance hereunder shall be made upon the written request of the Borrower to the Bank, specifying the date and amount thereof. All advances hereunder shall be made by depositing the same to the checking account of Borrower at the Bank.

         2.3 THE REVOLVING CREDIT NOTE AND INTEREST. The Revolving Credit Loan shall be evidenced by one (1) promissory note of the Borrower, payable to the order of the Bank in the principal amount of Seventeen Million and 00/100 Dollars ($17,000,000.00), in form substantially the same as the copy of the Revolving Credit Note attached hereto as EXHIBIT "B." The entire principal amount of the Loan shall be due and payable on the Termination Date of Revolving Credit Loan. The unpaid principal balances of the Revolving Credit Loan shall bear interest from the Closing Date on disbursed and unpaid principal balances as provided in the Revolving Credit Note; provided, however, that the rate of interest on the Revolving Credit Loan never be more than the maximum effective variable contract rate which may be charged by the Bank under applicable law from time to time in effect. Said interest shall be payable monthly on the first day of each month after the Closing Date, commencing July 1, 2005, with the final installment of interest, together with the entire outstanding principal balance of the Revolving Credit Loan, being due and payable on the Termination Date of Revolving Credit Loan.

         2.4 SPECIAL PROVISIONS RELATED TO REVOLVING CREDIT LOAN ADVANCES FOR THE ACQUISITION OF ASAS. To the extent that Borrower shall intend to use the proceeds of any advance under the Revolving Credit Loan for the pursuit and acquisition of additional ASAs, Borrower shall give Bank prior written notice of such use and Borrower and Bank shall, at the time of such requested advance, enter into a promissory note or notes to document such advances and to provide for the amortization of such advances on terms and over a period which are acceptable to Bank.

         2.5 COMMITMENT FEES.

         (a) On the Closing Date, the Borrower agrees to pay to the Bank a commitment fee in the amount of Sixty-Three Thousand Seven Hundred Fifty Dollars ($63,750.00), in consideration of the Bank's agreement to make funds available to Borrower under the terms and provisions hereof from the Closing Date until the initial Termination Date of Revolving Credit Loan specified in Section 1 hereof. Borrower agrees that this commitment fee is fair and reasonable considering the condition of the money market, the creditworthiness of Borrower, the interest rate to be paid, and the nature of the security for the Loan. In the event that Borrower and Bank shall hereafter mutually agree to extend the

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term of the Bank's commitment hereunder, they may also agree at that time as to an additional commitment fee to be paid for such further commitment by the Bank, but not to exceed the maximum permitted by applicable law.

         (b) The Borrower further agrees to pay a quarterly one-quarter per cent (0.25%) fee on the unused portion of the Committed Amount, calculated quarterly, in arrears, each June 30, September 30, December 31, and March 31, hereafter.

         2.6 PREPAYMENTS OR TERMINATION OF THE REVOLVING CREDIT LOAN. The Borrower may, at its option, from time to time, subject to the terms and conditions hereof, without penalty, borrow, repay and reborrow amounts under the Revolving Credit Loan. By notice to the Bank in writing, Borrower shall be entitled to terminate the Bank's commitment to make further advances on the Revolving Credit Loan; and provided that no Event of Default shall have occurred, that the Revolving Credit Loan and all interest thereon shall have been paid in full, and there are no Letters of Credit outstanding, Bank shall thereupon release its security interest in all of Borrower's Collateral.

         2.7 LETTERS OF CREDIT. The Bank agrees, on the terms and conditions hereinafter set forth, to issue standby letters of credit in U.S. Dollars for the account of Borrower from time to time on any Business Day during the period from the Closing Date until thirty (30) days before the Termination Date of Revolving Credit Loan in an aggregate amount of the lesser of: (a) Two Million Dollars ($2,000,000.00) at any one time outstanding; or (b) the then-outstanding unused portion of the Committed Amount. To the extent that Borrower may request issuance of a Letter of Credit pursuant to the provisions of this Section 2, the Bank's Committed Amount shall be reduced by the principal amount of such Letter of Credit as if such Letter of Credit was a revolving credit advance. In no event shall the aggregate principal amount of revolving credit advances and Letters of Credit at any one time outstanding ever exceed Seventeen Million Dollars ($17,000,000.00). No such Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than thirty (30) days before the Termination Date of Revolving Credit Loan, but each Letter of Credit may by its terms be renewable annually upon a written notice (a "Notice of Renewal") given to the Bank on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least ten (10) Business Days prior to the date of the proposed renewal of such Letter of Credit and upon fulfillment of the applicable conditions set forth herein, unless the Bank has notified the Borrower on or prior to the date for notice of termination set forth in such letter of credit but in any event at least thirty (30) Business Days prior to the date of automatic renewal of its election not to renew such letter of credit (a "Notice of Termination"); provided that the terms of each Letter of Credit that is automatically renewable annually shall (a) require the Bank to give the beneficiary named in such Letter of Credit notice of any Notice of Termination, (b) permit such beneficiary, upon receipt of such notice, to draw under such Letter of Credit prior to the date such Letter of Credit otherwise would have been automatically renewed and (c) not permit the expiration date (after giving effect to any renewal) of such letter of credit in any event to be extended to a date later than thirty (30) days before the Termination Date of Revolving Credit Loan. If either a Notice of Renewal is not given by the Bank or a Notice of Termination is given by the Bank pursuant to the immediately preceding sentence, such Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed. Within the limits of the Committed Amount, and subject to the limits referred to herein, the Borrower may request the issuance of Letters of Credit under this section, repay any Letter of Credit loan resulting from drawings thereunder, and request the issuance of additional Letters of Credit under this section. Should Borrower terminate the Revolving Credit Loan prior to the Termination Date of

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Revolving Credit Loan and desire to continue any then-outstanding Letters of
Credit, Borrower shall be permitted to cash collateralize any remaining outstanding Letters of Credit until the stated expiration or termination date of such Letter of Credit.

         2.8 ISSUANCE OF THE LETTERS OF CREDIT. Each Letter of Credit shall be issued upon notice, given not later than 12:00 p.m. (Memphis, Tennessee time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit, by a Borrower to the Bank. Each such notice of issuance of a Letter of Credit ("Notice of Issuance") shall be by telephone, confirmed immediately in writing, or telecopier or electronic communication, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) amount of such Letter of Credit (which shall not be less than $1,000.00), (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit, and (E) form of such Letter of Credit, and shall be accompanied by such application and agreement for Letter of Credit as the Bank may specify to Borrower for use in connection with such Letter of Credit ("Letter of Credit Agreement"). If (a) the requested form of such Letter of Credit is acceptable to the Bank in its sole discretion, Bank will, upon fulfillment of the applicable conditions referred to herein, make such Letter of Credit available to the Borrower at its office referred to in the first paragraph hereof or as otherwise agreed with Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Loan Agreement, the provisions of this Loan Agreement shall govern.

         2.9 DRAWING AND REIMBURSEMENT. The payment by Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Loan Agreement the making by the Bank of a Letter of Credit loan, which shall be deemed a revolving credit advance in the amount of such draft.

         2.10 LETTER OF CREDIT FEES. The Borrower agrees to pay to the Bank: (a) a preparation and issuance fee in the amount of One Hundred Twenty-Five Dollars ($125.00) for each Letter of Credit requested hereunder; and (b) an amendment fee of Sixty-Five Dollars ($65.00) for any subsequent amendments to issued Letters of Credit, including, but not limited to, renewals, extensions, and modifications. Borrower further agrees to pay to the Bank an underwriting fee of one and one-half per cent (1.5%) per annum, payable on the first (1st) day of each June hereafter on the principal amount of each outstanding Letter of Credit Borrower agrees that these Letter of Credit preparation, issuance, amendment, and underwriting fees are fair and reasonable considering the condition of the money market, the creditworthiness of Borrower, the interest rate to be paid, and the nature of the security for the Letters of Credit.

         2.11 APPLICABILITY OF ISP98. Unless otherwise agreed by the Bank and the Borrower when a Letter of Credit is issued, the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

         2.12 WAIVER OF RIGHT OF SET-OFF. The Bank hereby waives all rights of set off (common law and otherwise) against funds of the Borrower on deposit with the Bank (except for cash proceeds of collateral securing the Borrower's obligations to the Bank as described herein).

SECTION 3: REQUIRED PAYMENTS, PLACE OF PAYMENT, ETC.

         3.1 REQUIRED REPAYMENTS. In the event that the outstanding principal balance of the Revolving Credit Loan shall at any time exceed the Borrower's Borrowing Base, the Borrower will immediately upon discovery of the existence of such excess borrowings, make a principal payment which will reduce the outstanding principal balance of the Revolving Credit Loan to an amount which does not exceed the Borrowing Base.

         3.2 PLACE OF PAYMENTS. All payments of principal and interest on the Revolving Credit Loan and all payments of fees required hereunder shall be made to the Bank, at its address listed in Section 9.2 of this Agreement in immediately available funds.

         3.3 PAYMENT ON NON-BUSINESS DAYS. Whenever any payment of principal, interest or fees to be made on the indebtednesses evidenced by the Note shall fall due on a Saturday, Sunday or public holiday under the laws of the State of Tennessee, such payment shall be made on the next succeeding business day.

SECTION 4: CONDITIONS OF LENDING

         4.1 CONDITIONS PRECEDENT TO CLOSING AND FUNDING INITIAL ADVANCE. The obligation of the Bank to fund the initial Revolving Credit Loan Advance hereunder is subject to the condition precedent that the Bank shall have received, on or before the Closing Date (unless otherwise provided herein), all of the following in form and substance satisfactory to the Bank:

         (a) This Loan Agreement.

         (b) Revolving Credit Note (the "Revolving Credit Note") from the Borrower payable to the order of the Bank in the principal amount of Seventeen Million and 00/100 Dollars ($17,000,000.00).

         (c) The Security Agreement (the "Security Agreement") of the Borrower, pledging all of its inventory, general intangibles, machinery, equipment, and rotable aircraft components and spare parts (but excluding aircraft) as collateral security for the Revolving Credit Loan, together with such financing statements as the Bank may require to perfect its security interest therein.

         (d) The Guaranty Agreement of the Guarantor, unconditionally guaranteeing indebtednesses of the Borrower under the Loan Documents in amounts not to exceed the principal sum of SEVENTEEN MILLION and 00/100 Dollars ($17,000,000.00) plus interest and costs of collection.

         (e) The Negative Pledge Agreements (each a "Negative Pledge Agreement") of the Borrower and of the Guarantor, whereby each shall pledge not to encumber its Accounts Receivable and Chattel Paper.

         (f) Current financial statements of the Borrower and Guarantor in form satisfactory to the Bank.

         (g) Certified corporate resolutions of Borrower, and certificate(s) of good standing for Borrower from the state of its incorporation and such other states as Bank shall require, together with a copy of the charter and bylaws of the Borrower.

         (h) Certified corporate resolutions of the Guarantor, and a certificate of good standing from the State of Delaware.

         (i) UCC lien searches and Federal Aviation Administration lien searches from such recording offices as Bank shall specify, evidencing that there are no liens which have priority over the Bank's lien being granted under the Security Agreement.

         (j) A certificate from an insurance broker, satisfactory to Bank setting forth the information concerning insurance which is required by Section
6.3 of this Loan Agreement; or, if the Bank shall so require, the original insurance policies evidencing such insurance.

         (k) An independent market evaluation or appraisal of Borrower's rotable aircraft component inventories, prepared by S H & E, Inc., showing a minimum appraised value of not less than Twenty-Five Million Dollars ($25,000,000.00). The delivery of such appraisal shall not be a condition to the closing of the Revolving Credit Loan as described herein, but shall be a condition to the initial funding of any advances or the issuance of any Letters of Credit under the Revolving Credit Loan. Borrower agrees to use its commercially reasonable best efforts to deliver such appraisal to the Bank by June 30, 2005.

         (l) Such other information and documentation as Bank shall deem to be necessary or desirable in connection with the funding of the Loan.

         4.2 CONDITIONS PRECEDENT TO ALL REVOLVING CREDIT LOAN ADVANCES. The obligation of the Bank to make Revolving Credit Advances pursuant hereto (including the initial advance at the Closing Date) shall be subject to the following additional conditions precedent:

         (a) The Borrower shall have furnished to the Bank each of the items referred to in Section 4.1 hereof, all of which shall remain in full force and effect as of the date of such Revolving Credit Advance (notwithstanding that the Bank may not have required any such item to be furnished prior to the Closing
Date).

         (b) The Borrower shall not be in default of any of the terms and provisions hereof or of any instrument or document now or at any time hereafter evidencing or securing all or any part of the Revolving Credit Loan indebtednesses. Each of the Warranties and Representations of the Borrower, as set out in Section 5 hereof shall remain true and correct in all material respects as of the date of such Loan advance.

         (c) On the Closing Date and not later than the fifteenth day of each calendar month thereafter, Borrower shall furnish to the Bank a Borrowing Base Certificate and a Non-Default Certificate executed by a duly authorized officer of Borrower, in the form of EXHIBITS "C" AND "D" attached hereto.

SECTION 5: REPRESENTATIONS AND WARRANTIES

         5.1 INCORPORATION OF BORROWER. Borrower represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia; it has the power and authority to own its properties and assets and is duly qualified to carry on its business in every jurisdiction wherein such qualification is necessary.

         5.2 INCORPORATION OF GUARANTOR. Guarantor represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; it has the power and authority to own its properties and assets and is duly qualified to carry on its business in every jurisdiction wherein such qualification is necessary.

         5.3 POWER AND AUTHORITY. Borrower and Guarantor each represent and warrant that the execution, delivery and performance of the Loan Agreement and the Note, and the Security Agreement executed pursuant thereto by the Borrower and by the Guarantor (if executed by the Guarantor) have been duly authorized by all requisite action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or Bylaws of the Borrower or the Guarantor, any provision of any indenture, agreement or other instrument to which Borrower or Guarantor is a party, or by which Borrower's or Guarantor's respective properties or assets are bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Borrower or Guarantor, except for liens and other encumbrances provided for and securing the indebtedness covered by this Loan Agreement.

         5.4 FINANCIAL CONDITION OF THE BORROWER. Borrower and Guarantor each represents and warrants that: (a) (i) The consolidated balance sheet of Borrower and Guarantor for the fiscal year ended as of December 31, 2004, and the related statement of income and changes in financial conditions for the year then ended, certified by Ernst & Young, LLP, Certified Public Accountants, and (ii) the unaudited consolidated balance sheet of the Borrower and Guarantor dated as of March 31, 2005, a copy of each of which has been furnished to the Bank, together with any explanatory notes therein referred to and attached thereto, are correct and complete and fairly present the financial condition of Borrower and Guarantor as at the date of said balance sheets and the results of their operations for said periods and as of the date of closing of this Loan Agreement and related transactions, respectively. All such financial statements have been prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis maintained through the period involved.

         (a) Borrower and Guarantor each represents and warrants that there has been no material adverse change in the business, properties or condition, financial or otherwise, of Borrower or Guarantor since March 31, 2005.

         (b) [INTENTIONALLY OMITTED].

         5.5 TITLE TO ASSETS. Borrower and Guarantor each represent and warrant that each has good and marketable title to all its properties and assets reflected on the balance sheet referred to in Sections 5.4 and 5.5 hereof, except for (i) such assets as have been disposed of since said date as no longer used or useful in the conduct of business, (ii) inventory sold in the ordinary course of business and thereafter accounted for as accounts receivable or cash,
(iii) accounts receivable collected and properly accounted for, and (iv) items which have been amortized in accordance with Generally Accepted Accounting Principles applied on a consistent basis; and all such properties and assets are free and clear of Liens except as otherwise expressly permitted by the provisions hereof.

         5.6 LITIGATION. Borrower and Guarantor each represent and warrant that there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending, or, to the knowledge of the Borrower or the Guarantor threatened against or affecting Borrower or Guarantor, or any properties or rights of Borrower or Guarantor, which, if adversely determined, would materially adversely affect the financial or any other condition of Borrower or Guarantor.

         5.7 TAXES. Borrower and Guarantor each represent and warrant that each has filed or caused to be filed all federal, state or local tax returns which are required to be filed, and has paid all taxes as shown on said returns or on any assessment received by it, to the extent that such taxes have become due, except as otherwise permitted by the provisions hereof.

         5.8 CONTRACTS OR RESTRICTIONS AFFECTING BORROWER. Borrower and Guarantor each represent and warrant that it is not a party to any agreement or instrument or subject to any charter or other corporate restrictions adversely affecting its business, properties or assets, operations or condition (financial or otherwise).

         5.9 NO DEFAULT. Borrower and Guarantor each represent and warrant that it is not in default in the performance, observance or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which it is a party, which default if not cured would materially and substantially affect the financial condition, property or operations of the Borrower or Guarantor.

         5.10 PATENTS AND TRADEMARKS. Borrower and Guarantor each represent and warrant that it possesses all necessary patents, trademarks, trade names, copyrights, and licenses necessary to the conduct of its businesses.

         5.11 ERISA. Borrower and Guarantor each represent and warrant that it is in compliance with all applicable provisions of the Employees Retirement Income Security Act of 1974 ("ERISA") and all other laws, state or federal, applicable to any employees' retirement plan maintained or established by it.

         5.12 HAZARDOUS SUBSTANCES. Borrower and Guarantor each represent and warrant that no Hazardous Substances are located on or have been stored, processed or disposed of on or released or discharged (including ground water contamination) from any property owned by Borrower or Guarantor. No private or governmental lien or judicial or administrative notice or action related to Hazardous Substances or other environmental matters has been filed against any property owned by Borrower or Guarantor or otherwise issued to or received by Borrower or Guarantor. Any above or underground storage tanks existing on such property has been maintained in material compliance with all applicable environmental laws and regulations.

         5.13 NO SUBSIDIARIES.

         (a) Borrower represents and warrants that it does not own all or a substantial part of the stock (or other ownership interest) in any other corporation (or other form of business organization). (In the event that the Bank shall hereafter consent to the purchase or other acquisition by Borrower of any other business or subsidiary, as an exception to Borrower's covenants set out in Sections 7.5 and 7.8 hereof, the warranty and representation in this
Section 5.14 shall not be deemed to have been breached as a result thereof by virtue of Borrower's execution and delivery of a Non-Default Certificate, notwithstanding that such Non-Default Certificate may fail to make reference to the business or subsidiary so consented to by Bank.)

         5.14 Guarantor represents and warrants that it does not own all or a substantial part of the stock (or other ownership interest) in any other corporation (or other form of business organization) other than the Borrower. (In the event that the Bank shall hereafter consent to the purchase or other acquisition by Guarantor of any other business or subsidiary, as an exception to Guarantor's covenants set out in Section 7.4 hereof, the warranty and representation in this Section 5.14 shall not be deemed to have been breached as a result thereof by virtue of Borrower's execution and delivery of a Non-Default Certificate, notwithstanding that such Non-Default Certificate may fail to make reference to the business or subsidiary so consented to by Bank.).

SECTION 6: AFFIRMATIVE COVENANTS OF BORROWER AND GUARANTOR

         Borrower and Guarantor, as appropriate, each covenant and agree that from the date hereof and until payment in full of the principal of and interest on indebtednesses evidenced by the Note, unless the Bank shall otherwise consent in writing, such consent to be at the discretion of the Bank, Borrower and/or Guarantor, as appropriate, will:

         6.1 BUSINESS AND EXISTENCE. Borrower and Guarantor will each perform all things necessary to preserve and keep in full force and effect its existence, rights and franchises, comply with all laws applicable to it and continue to conduct and operate its business substantially as conducted and operated during the present and preceding calendar years.

         6.2 MAINTAIN PROPERTY. Borrower and Guarantor will each maintain, preserve, and protect all leases, franchises, and trade names and preserve all the remainder of its properties used or useful in the conduct of its business substantially as conducted and operated during the present and preceding fiscal year; preserve all the remainder of its properties used or useful in the conduct of its business and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly conducted at all times.

         6.3 INSURANCE. (a) Borrower and Guarantor will at all times maintain in some company or companies (having a Best's rating of A- or better) approved by
Bank:

                  (i) Comprehensive public liability insurance covering claims for bodily injury, death, and property damage, with minimum limits satisfactory to the Bank, but in any event not less than those amounts customarily maintained by companies in the same or substantially similar business;

                  (ii) Hazard insurance insuring Borrower's and Guarantor's property and assets against loss by fire (with extended coverage) and against such other hazards and perils (including but not limited to loss by windstorm, hail, explosion, riot, aircraft, smoke, vandalism, malicious mischief and vehicle damage) as Bank, in its sole discretion, shall from time to time require, all such insurance to be issued in such form, with such deductible provision not to exceed $500,000.00, and for such amount as shall be satisfactory to Bank, with loss payable clause in favor of Bank. Upon the occurrence of an Event of Default, the Bank is hereby authorized and empowered, at its option, to adjust or compromise any loss under any such insurance policies and to collect and receive the proceeds from any such policy or policies; and

                  (iii) Such other insurance as the Bank may, from time to time, reasonably require by notice in writing to the Borrower and/or Guarantor.

         (b) All required insurance policies shall provide for not less than thirty (30) days' prior written notice to the Bank of any cancellation, termination, or material amendment thereto; and in all such liability insurance policies, Bank shall be named as an additional insured. Hazard insurance policies shall contain the agreement of the insurer that any loss thereunder shall be payable to the Bank notwithstanding any action, inaction or breach of representation or warranty by the Borrower or the Guarantor. The Borrower and/or Guarantor will deliver to Bank original or duplicate policies of such insurance, or satisfactory certificates of insurance, and, as often as Bank may reasonably request, a report of a reputable insurance broker with respect to such insurance. Any insurance proceeds received by Bank shall be applied upon the indebtednesses, liabilities, and obligations of the Borrower to the Bank (whether matured or unmatured) or, at Bank's option, released to the Borrower.

         6.4 OBLIGATIONS, TAXES AND LIENS. Borrower and Guarantor will each pay all of its indebtednesses and obligations promptly in accordance with normal terms and practices of its business and pay and discharge or cause to be paid and discharged promptly all taxes, assessments, and governmental charges or levies imposed upon it or upon any of its income and profits, or upon any of its properties, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials, and supplies which otherwise, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Borrower and the Guarantor shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, trade payable, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings satisfactory to Bank, and Bank shall be furnished, if Bank shall so request, bond or other security protecting it against loss in the event that such contest should be adversely determined.

         6.5 FINANCIAL REPORTS AND OTHER DATA. Guarantor will furnish to the Bank as soon as available and in any event within ninety (90) days after the end of each fiscal year of such party an unqualified audit as of the close of such fiscal year of such party, including a consolidated balance sheet and statement of income and surplus of Guarantor and Borrower together with the unqualified audit report and opinion of Ernst & Young, LLP, Certified Public Accountant, or other independent Certified Public Accountant acceptable to the Bank, showing the financial condition of Guarantor and Borrower, on a consolidated basis, at the close of such year and the results of operations during such year, and, within forty-five (45) days after the end of each fiscal quarter, financial statements similar to those described above for Guarantor and Borrower, on a consolidated basis, not audited but prepared in accordance with GAAP (Form 10-Q) and certified by the Chief Financial Officer of Guarantor, such balance sheets to be as of the end of such quarter and such statements of income and surplus to be for the period from the beginning of said year to the end of such quarter, in each case subject only to audit and year-end adjustment. Further, Guarantor will furnish Bank with a copy of its Form 10-K filed with the United States Securities and Exchange Commission within ninety (90) days of each fiscal year end.

         6.6 NOTICE OF DEFAULT. At the time of Borrower's or Guarantor's first knowledge or notice, furnish the Bank with written notice of the occurrence of any event or the existence of any condition which constitutes or upon written notice or lapse of time or both would constitute an Event of Default under the terms of this Loan Agreement.

         6.7 ADDITIONAL INFORMATION. Borrower and Guarantor will each furnish such other information regarding the operations, business affairs and financial condition of the Borrower and the Guarantor as Bank may reasonably request, including but not limited to accounts payable aging reports, written confirmation of requests for loan advances, true and exact copies of its books of account and tax returns, and all information furnished to shareholders, or any governmental authority, and permit the copying of the same.

         6.8 RIGHT OF INSPECTION. Permit any person designated by the Bank, at the Bank's expense, to visit and inspect any of the properties, books and financial reports of the Borrower and the Guarantor and to discuss its affairs, finances and accounts with its principal officers, at all such reasonable times and as often as a Bank may reasonably request.

         6.9 ENVIRONMENTAL LAWS. Maintain at all times all of Borrower's and Guarantor's property in compliance with all Environmental Laws, and immediately notify the Bank of any notice, action, lien or other similar action alleging either the location of any Hazardous Substances or the violation of any Environmental Laws with respect to any of Borrower's or Guarantor's property or operations.

         6.10 NOTICE OF ADVERSE CHANGE IN ASSETS. At the time of Borrower's or Guarantor's first knowledge or notice, immediately notify the Bank of any information that may adversely affect in any material manner the assets of the Borrower or the Guarantor, including but not limited to the amount or collectibility of any Accounts Receivable or the value or marketability of Inventory.

         6.11 NOTICE OF MATERIAL CHANGE OR AMENDMENT TO NORTHWEST AIRLINES, INC. ASA. At the time of Borrower's or Guarantor's first knowledge or notice, immediately notify the Bank of any material change or amendment to its ASA with Northwest Airlines, Inc.

         6.12 BORROWING BASE CERTIFICATE. Borrower will furnish on the fifteenth
(15th) day of each calendar month a Borrowing Base Certificate substantially in the form of EXHIBIT "C" attached hereto stating the Borrowing Base as of the last day of the immediately preceding calendar month, certified by the Chief Financial Officer of Borrower. To the extent that Borrower has no outstanding indebtedness under the Revolving Credit Loan, Borrower shall not be required to provide the Borrowing Base Certificate provided for in this Section 6.12.

         6.13 WORKING CAPITAL. Guarantor will maintain at all times beginning on the Closing Date, Working Capital (as defined in Section 1) of not less than Fifteen Million Dollars ($15,000,000.00), measured as of the end of each monthly reporting period.

         6.14 MINIMUM LIQUIDITY POSITION. Guarantor will maintain at all times beginning on the Closing Date a minimum Liquidity Position of not less than Thirty Million Dollars ($30,000,000.00), measured as the end of each monthly accounting period. Liquidity Position shall be defined as all cash and cash equivalents, plus any unused amounts available under this Loan Agreement.

         6.15 MINIMUM CASH FLOW COVERAGE. Guarantor will maintain at all times beginning on the Closing date a minimum cash flow coverage ratio of 1.20 to 1, measured at fiscal year end 12/31/05. Cash flow coverage shall be defined as net income after taxes, plus interest expense, plus non-cash depreciation and amortization expenses, minus non-financed Capital Expenditures, divided by current maturities of long-term debt, plus interest expense.

         6.16 NET INCOME AFTER TAXES. Guarantor will maintain at all times beginning on the Closing Date an annualized net income after taxes, measured on a rolling four quarter basis, of not less than Twenty-Five Million Dollars ($25,000,000.00).

SECTION 7: NEGATIVE COVENANTS OF BORROWER AND GUARANTOR

         Borrower and Guarantor each covenant and agree that at all times from and after the Closing Date, unless the Bank shall otherwise consent in writing (or unless such Borrower or Guarantor shall provide Bank with prior written notice, in the case of Section 7.4 hereof only), such consent to be at the reasonable discretion of the Bank, it will not, either directly or indirectly:

         7.1 SALE OF ASSETS. Sell, lease, transfer or dispose (other than in the normal course of business) of all or a substantial part of its assets.

         7.2 SALE OF ACCOUNTS RECEIVABLE. Sell, discount or otherwise dispose of any of its Accounts Receivable or any promissory note or obligation held by it, with or without recourse.

         7.3 NEW BUSINESS. Expand, acquire or enter into any business other than its present business, or any management contract whereby the effective management or control of Borrower or Guarantor is delegated to third parties, without the prior written consent of the Bank.

         7.4 CONSOLIDATION OR MERGER; ACQUISITION OF ASSETS. Enter into any transaction of merger or consolidation, acquire any other business or corporation, or acquire all or substantially all of the property or assets of any other Person.

SECTION 8: EVENTS OF DEFAULT

         An "Event of Default" shall exist if any of the following shall occur:

         8.1 PAYMENT OF PRINCIPAL, INTEREST. Either the Borrower or the Guarantor defaults in the prompt payment as and when due of principal or interest on the Note or any fees due under this Loan Agreement or any Guaranty Agreement executed in connection therewith and such default is not cured within five (5) days after written notice of default; or in the prompt payment when due of any other indebtednesses, liabilities, or obligations to the Bank, whether now existing or hereafter created or arising; direct or indirect, absolute or contingent which is not cured within any grace or cure period applicable thereto; or

         8.2 PAYMENT OF OTHER OBLIGATIONS. Either the Borrower or the Guarantor defaults with respect to any other agreement to which it is a party or with respect to any other indebtedness when due or the performance of any other obligation incurred in connection with any indebtedness for borrowed money, if the effect of such default results in the acceleration of the maturity of such indebtedness in an amount greater than Ten Million Dollars ($10,000,000.00), or if the effect of such default results in the holder thereof causing such indebtedness in an amount greater than Ten Million Dollars ($10,000,000.00) to become due prior to its stated maturity; or

         8.3 TERMINATION OF ASA FOR CAUSE. The ASA with Northwest Airlines, Inc. shall be terminated for cause by Northwest Airlines, Inc.

         8.4 REPRESENTATION OR WARRANTY. Any representation or warranty made by the Borrower or the Guarantor herein, or in any report, certificate, financial statement or other writing furnished in connection with or pursuant to this Loan Agreement shall prove to be false, misleading or incomplete in any material respect on the date as of which made; or

         8.5 BANKRUPTCY, ETC. The Borrower or any Guarantor shall make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for it or him or a substantial part of its or his assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against Borrower or any Guarantor, in which an order for relief is entered or which remains undismissed for a period of thirty (30) days or more; or Borrower or any Guarantor by any act or omission shall indicate its or his consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or him or any substantial part of any of its or his properties, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) days or more; or Borrower or any Guarantor shall generally not pay its or his debts as such debts become due; or

         8.6 CONCEALMENT OF PROPERTY, ETC. The Borrower or any Guarantor shall have concealed, removed, or permitted to be concealed or removed, any part of its or his property, with intent to hinder, delay or defraud its or his creditors or any of them, or made or suffered a transfer of any of its or his property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its or his property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any of its or his property through legal proceedings or distraint which is not vacated within thirty (30) days from the date thereof.

         8.7 CHANGE IN OWNERSHIP. There shall occur any change in the ownership of the capital stock of Borrower, or Borrower shall grant or convey or permit to be granted or conveyed, voluntarily or involuntarily, directly or indirectly, any security interest in, pledge of or other lien or encumbrance on such owner's capital stock in Borrower.

         8.8 LOAN DOCUMENTS TERMINATED OR VOID. This Loan Agreement, the Note, the Guaranty Agreements or any instrument securing the Note shall, at any time after their respective execution and delivery and for any reason, cease to be in full force and effect or shall be declared to be null and void; any Guarantor shall die, or the Borrower or any Guarantor shall deny that either or any of them has any or further liability under this Loan Agreement and the Note, or under the Guaranty Agreements, respectively.

         8.9 COVENANTS. The Borrower or the Guarantor defaults in the performance or observance of any other covenant, agreement or undertaking on its part to be performed or observed, contained herein, in the Security Agreement, or in any other instrument or document which now or hereafter evidences or secures all or any part of the loan indebtedness, and such default is not cured within any grace or cure period applicable thereto.

         8.10 IMMEDIATE DEFAULTS. The Events of Default described in Sections 8.5, 8.6, 8.7, and 8.8 shall be immediate events of default with no grace or cure period.

         8.11 REMEDY. Upon the occurrence of any Event of Default, as specified herein, which is not cured within any applicable grace or cure period, the Bank shall, at its option, be relieved of any obligation to make further Revolving Credit Advances under this Agreement; and the Bank may, at its option, thereupon declare the entire unpaid principal balances of the Note of Borrower, all interest accrued and unpaid thereon and all other amounts payable under this Loan Agreement to be immediately due and payable for all purposes, and may exercise all rights and remedies available to it under the Security Agreement, Guaranty Agreements, any other instrument or document which secures the Note, or available at law or in equity. Further, the Bank shall have the right to the appointment of a receiver to take possession of Borrower's premises, properties, assets, books and records, without consideration of the value of the collateral pledged as security for the Note or the solvency of any person liable for the payment of the amounts then owing, and all amounts collected by the receiver shall, after expenses of the receivership, be applied to the payment of the Note, and interest thereon; and the Bank, at its option, shall have the right to do the same, without the appointment of a receiver. All such rights and remedies are cumulative and nonexclusive, and may be exercised by the Bank concurrently or sequentially, in such order as the Bank may choose.

SECTION 9: MISCELLANEOUS

         9.1 AMENDMENTS. The provisions of this Loan Agreement, the Note, or any instrument or document executed pursuant hereto or securing the indebtednesses may be amended or modified only by an instrument in writing signed by the parties hereto.

         9.2 NOTICES. All notices and other communications provided for hereunder shall be in writing and shall be mailed, certified mail, return receipt requested, or delivered, if to the Borrower or to the Guarantor, to it at 1689 Nonconnah Boulevard, Suite 111, Memphis, Tennessee 38132, attention:
Peter D. Hunt, Chief Financial Officer; if to the Bank, to it at 165 Madison Avenue, Memphis, Tennessee 38103, Attention: Metropolitan Division; or as to any such person at such other address as shall be designated by such person in a written notice to the other parties hereto complying as to delivery with the terms of this Section 9.2. All such notices and other communications shall be effective (i) if mailed, when received or three business days after mailing, whichever is earlier; or (ii) if delivered, upon delivery.

         9.3 NO WAIVER, CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Bank, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Waiver of any right, power, or privilege hereunder or under any instrument or document now or hereafter securing the indebtedness evidenced hereby or under any guaranty at any time given with respect thereto is a waiver only as to the specified item. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

         9.4 INDEMNIFICATION. Borrower agrees to indemnify Bank from and against any and all claims, losses and liabilities, including, without limitation, reasonable attorneys' fees, growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting solely and directly from Bank's gross negligence or willful misconduct. The indemnification provided for in this Section shall survive the payment in full of the loan.

         9.5 SURVIVAL OF AGREEMENTS. All agreements, representations and warranties made herein shall survive the delivery of the Note. This Loan Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest therein.

         9.6 GOVERNING LAW. This Loan Agreement shall be governed and construed in accordance with the laws of the State of Tennessee; except (a) that the provisions hereof which relate to the payment of interest shall be governed by
(i) the laws of the United States or, (ii) the laws of the State of Tennessee, whichever permits the Bank to charge the higher rate, as more particularly set out in the Note, and (b) to the extent that the Liens in favor of the Bank, the perfection thereof, and the rights and remedies of the Bank with respect thereto, shall, under mandatory provisions of law, be governed by the laws of a state other than Tennessee.

         9.7 EXECUTION IN COUNTERPARTS. This Loan Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

         9.8 TERMINOLOGY; SECTION HEADINGS. All personal pronouns used in this Loan Agreement whether used in the masculine, feminine, or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. Section headings are for convenience only and neither limit nor amplify the provisions of this Loan Agreement.

         9.9 ENFORCEABILITY OF AGREEMENT. Should any one or more of the provisions of this Loan Agreement be determined to be illegal or unenforceable, all other provisions, nevertheless, shall remain effective and binding on the parties hereto.

         9.10 INTEREST LIMITATIONS. (a) The loan and the Notes evidencing the loans, including any renewals or extensions thereof, may provide for the payment of any interest rate (i) permissible at the time the contract to make the loan is executed, (ii) permissible at the time the loan is made or any advance thereunder is made, or (iii) permissible at the time of any renewal or extension of the loan or the Note.

         (b) It is the intention of the Bank and the Borrower to comply strictly with applicable usury laws; and, accordingly, in no event and upon no contingency shall the Bank ever be entitled to receive, collect, or apply as interest any interest, fees, charges or other payments equivalent to interest, in excess of the maximum rate which the Bank may lawfully charge under applicable statutes and laws from time to time in effect; and in the event that the holder of the Note ever receives, collects, or applies as interest any such excess, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount of the indebtedness thereby evidenced; and if the principal amount of the indebtedness evidenced thereby, and all lawful interest thereon, is paid in full, any remaining excess shall forthwith be paid to the Borrower, or other party lawfully entitled thereto. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the highest rate which Bank may lawfully charge under applicable law from time to time in effect, the Borrower and the Bank shall, to the maximum extent permitted under applicable law, characterize any non-principal payment as a reasonable loan charge, rather than as interest. Any provision hereof, or of any other agreement between the Bank and the Borrower, that operates to bind, obligate, or compel the Borrower to pay interest in excess of such maximum rate shall be construed to require the payment of the maximum rate only. The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between the Bank and the Borrower that is in conflict with the provisions of this paragraph.

         The Note shall be governed and construed according to the statutes and laws of the State of Tennessee from time to time in effect, except to the extent that Section 85 of Title 12 of the United States Code (or other applicable federal statue) may permit the charging of a higher rate of interest than applicable state law, in which event such applicable federal statute, as amended and supplemented from time to time shall govern and control the maximum rate of interest permitted to be charged hereunder; it being intended that, as to the maximum rate of interest which may be charged, received, and collected hereunder, those applicable statutes and laws, whether state or federal, from time to time in effect, which permit the charging of a higher rate of interest, shall govern and control; provided, always, however, that in no event and under no circumstances shall the Borrower be liable for the payment of interest in excess of the maximum rate permitted by such applicable law, from time to time in effect.

         9.11 NON-CONTROL. In no event shall the Bank's rights hereunder be deemed to indicate that the Bank is in control of the business, management or properties of the Borrower or has power over the daily management functions and operating decisions made by the Borrower.

         9.12 CONTINUING SECURITY. Upon the specific Termination Date of Revolving Credit Loan so fixed in Article One, or in the event of the extension of this Agreement to a subsequent Termination Date (when no effective extension is in force), the Revolving Credit Loan and all other extensions of credit (unless sooner declared to be due and payable by the Bank pursuant to the provisions hereof) shall become due and payable for all purposes. Until all such indebtednesses, liabilities and obligations secured by the Security Agreement are satisfied in full, such termination shall not affect the security interest granted to Bank pursuant to the Security Agreement, nor the duties, covenants, and obligations of the Borrower therein and in this Agreement; and all of such duties, covenants and obligations shall remain in full force and effect until the Revolving Credit Loan and all other indebtednesses, liabilities and obligations of the Borrower to the Bank shall have been fully paid and satisfied in all respects.

         9.13 FEES AND EXPENSES. The Borrower agrees to pay, or reimburse the Bank for, the actual out-of-pocket expenses, including reasonable counsel fees and fees of any accountants, inspectors or other similar experts, as deemed necessary by the Bank, incurred by the Bank in connection with the development, preparation, execution, amendment, recording, administration (excluding the salary of Bank's employees and Bank's normal and usual overhead expenses) or enforcement of, or the preservation of any rights under this Loan Agreement, the Notes, and any instrument or document now or hereafter securing the Revolving Credit Loan indebtednesses.

         9.14 TIME OF ESSENCE. Time is of the essence of this Loan Agreement, the Note, and the other instruments and documents executed and delivered in connection herewith.

         9.15 COMPROMISES, RELEASES, ETC. Bank is hereby authorized from time to time, without notice to anyone, to make any sales, pledges, surrenders, compromises, settlements, releases, indulgences, alterations, substitutions, exchanges, changes in, modifications, or other dispositions including, without limitation, cancellations, of all or any part of the Loan indebtedness, or of any contract or instrument evidencing any thereof, or of any security or collateral therefor, and/or to take any security for or other guaranties upon any of said indebtedness; and the liability of the Guarantor shall not be in any manner affected, diminished, or impaired thereby, or by any lack of diligence, failure, neglect, or omission on the part of Bank to make any demand or protest, or give any notice of dishonor or default, or to realize upon or protect any of said indebtedness or any collateral or security therefor. Bank shall have the exclusive right to determine how, when, and what application of payments and credits, if any, shall be made on the Loan and extensions of credit or any part thereof, and shall be under no obligation, at any time, to first resort to, make demand on, file a claim against, or exhaust its remedies against the Borrower, or its property or estate, or to resort to or exhaust its remedies against any collateral, security, property, liens, or other rights whatsoever. It is expressly agreed that Bank may at any time make demand for payment on, or bring suit against, the Guarantor, or the Borrower, and may compound with any one or more of the Guarantor for such sums or on such terms as it may see fit.

         9.16 JOINDER OF GUARANTOR. The Guarantor joins herein for the purpose of acknowledging and consenting to the terms and provisions hereof (and especially the provisions of Section 9.15), and does further, jointly and severally, absolutely and unconditionally guarantee the payment and performance of each and every obligation and undertaking of the Borrower hereunder.

         9.17 BANK'S CONSENT. Except as otherwise expressly provided herein, in any instance hereunder where Bank's approval or consent is required or the exercise of its judgment is required, the granting or denial of such approval or consent and the exercise of such judgment shall be within the sole discretion of Bank, and Bank shall not, for any reason or to any extent, be required to grant such approval or consent or exercise such judgment. Bank may consult with counsel, and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

         9.18 VENUE OF ACTIONS. As an integral part of the consideration for the making of the loan, it is expressly understood and agreed that no suit or action shall be commenced by the Borrower, by Guarantor, or by any successor, personal representative or assignee of any of them, with respect to the loan contemplated hereby, or with respect to this Loan Agreement or any other document or instrument which now or hereafter evidences or secures all or any part of the loan indebtedness, other than in a state court of competent jurisdiction in and for the County of the State in which the principal place of business of the Bank is situated, or in the United States District Court for the District in which the principal place of business of the Bank is situated, and not elsewhere. Nothing in this paragraph contained shall prohibit Bank from instituting suit in any court of competent jurisdiction for the enforcement of its rights hereunder or in any other document or instrument which evidences or secures the loan indebtedness.

         9.19 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

         9.20 CONFLICT. In the event of any conflict between the provisions hereof and the provisions of the Security Agreement, during the continuance of this Agreement the provisions of this Agreement shall control.


                           [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, the Borrower, the Guarantor, and the Bank have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first above written.

                                            PINNACLE AIRLINES, INC.

                                            By:
                                               ---------------------------------
                                            Title:
                                                  ------------------------------
                                                                        BORROWER

                                            PINNACLE AIRLINES CORP.

                                            By:
                                               ---------------------------------
                                            Title:
                                                  ------------------------------

                                                                       GUARANTOR

                                            FIRST TENNESSEE BANK NATIONAL
                                            ASSOCIATION

                                            By:
                                               ---------------------------------
                                            Title:
                                                  ------------------------------

                                                                            BANK

                                   EXHIBIT "A"


                             PERMITTED ENCUMBRANCES


1. Lien against Two Million Dollars ($2,000,000.00) of Borrower's cash by Regions Bank, pursuant to pledge as security for certain currently outstanding letters of credit, until the expiration, transfer, or termination of such letters of credit.

                                   EXHIBIT "B"


                              REVOLVING CREDIT NOTE


                                 [See attached]

                                   EXHIBIT "C"


                           BORROWING BASE CERTIFICATE


                                 [See attached]


                          Dated as of: ________________


To:      First Tennessee Bank National
          Association
         165 Madison Avenue
         Memphis, Tennessee 38103
         Attention: Metropolitan Division

1.       Computation of Borrowing Base and Available Credit

         Cash and Marketable Securities              $
                                                      -------------
         Acceptable Accounts

         Current to 60 days                          $
                                                      -------------
         60 to 90 days
                                                      -------------
         less Deposits and Deferred
              Payments                               (             )
                                                      -------------

                  Subtotal (Acceptable Accounts)
                                                      -------------
                                                     x           80%
                                                      -------------

                           Accounts Receivable
                           Borrowing Base
                                                                       --------
         Acceptable Inventory

         Value of Acceptable Inventory (based
         on Company records after initial appraisal) $
                                                      -------------
                                                                 40%
                                                      -------------
                           Inventory Borrowing
                           Base
                                                                       --------

                           Total Borrowing Base
                                                                       --------
                           Total Debt Outstanding                     (        )
                                                                       --------
                           Available Credit
                                                                       --------


2.       Accounts Receivable Over 120 days  $
                                             -------------

         Other Accounts Receivable Not
              Listed Above                                    _____________
         Other Inventory Not Listed
              Above                                           _____________

3.       Exhibits Attached Hereto:

         (a)      Aging of Accounts Receivable (and Listing of Accounts
                  Receivable)

         (b) Identification of Inventory not located at locations specified in the Security Agreement.


         The undersigned certifies that the information set out herein and the Exhibits attached hereto is true and correct in all material respects as of the date first above set out. The undersigned further certifies that the figures set out in Paragraph 1 hereof pertain only to Acceptable Accounts, and Acceptable Inventory as those items are defined in the Loan Agreement by and among Pinnacle Airlines, Inc., Pinnacle Airlines Corp., and First Tennessee Bank National Association.

                                            PINNACLE AIRLINES, INC.

                                            ------------------------------------


                                            By:
                                               ---------------------------------
                                            Title:
                                                  ------------------------------

                                   EXHIBIT "D"


                             NON-DEFAULT CERTIFICATE


         The undersigned, a duly authorized officer of PINNACLE AIRLINES, INC., a Georgia corporation [referred to as "Borrower" in that certain Loan Agreement (the "Loan Agreement") dated June ____, 2005, between Borrower and First Tennessee Bank National Association, Memphis, Tennessee ("Bank")], certifies to said Bank, in accordance with the terms and provisions of said Loan Agreement, as follows:

         1. All of the representations and warranties set forth in Section 5 of the Loan Agreement are and remain true and correct on and as of the date of this Certificate with the same effect as though such representations and warranties had been made on and as of this date.

         2. As of the date hereof, the Borrower is in full compliance with all of the terms and provisions set forth in the Loan Agreement and all of the instruments and documents executed in connection therewith, and no Event of Default, as specified in Section 8 of the Loan Agreement, nor any event which, upon notice, lapse of time or both, would constitute an Event of Default, has occurred or is continuing.

         DATED this ____ day of ______________________, 20__.

                                            ------------------------------------


                                            By:
                                               ---------------------------------
                                            Title:
                                                  ------------------------------



                                       D-1